Exhibit 10.1

Summary of Named Executive Officer 2008 Salaries, 2007 Bonus
Awards, 2008 Maximum Bonus Potential, and 2008 Equity and Performance Awards

Base Salary Adjustments.  The Compensation Committee approved adjustments to the annual base salaries for certain of the Named Executive Officers after a review of performance and competitive market data.  The table below sets forth the annual base salary levels of the Company's Named Executive Officers for 2007 and 2008 (the salary for 2007 became effective on April 1, 2007, and the salary for 2008 will become effective as of April 1, 2008).  The Named Executive Officers were determined based on those identified in the Summary Compensation Table contained in the Company’s proxy statement dated April 23, 2007 (the “2007 Proxy Statement”), but do not include Mr. Lowenberg, former senior executive officer in charge specialty operations, who will leave the Company on March 1, 2008 (as previously disclosed).

Annual Bonus Awards.  The Compensation Committee also authorized the payment of annual incentive (i.e., bonus) awards to each of the Company's executive officers in respect of the year ended December 31, 2007.  The annual bonus awards were made pursuant to the Company's annual bonus plan, with target percentages ranging from 60% to 120 % in 2007.  For each of the Named Executive Officers a minimum target percentage was established pursuant to such executive’s employment agreement with the Company, which are listed as exhibits to the Company’s Current Report on Form 8-K to which this Exhibit 10.1 is attached and which are hereby incorporated by reference herein.  The Employment Agreement for Mr. Paz is also described in the 2007 Proxy Statement under the caption “Employment Agreements and Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Paz” beginning on page 25, and the Employment Agreements for Messrs. Stiften, Boudreau and McNamee are described in the 2007 Proxy Statement under the caption “Employment Agreements and Potential Payments Upon Termination or Change in Control — Employment Agreements with Other Named Executive Officers” beginning on page 29.

Pursuant to the bonus plan, in order for any bonus amount to be paid the Company must meet an annual financial goal which is based on budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share.  If the corporate financial target is not met, then the corporate bonus pool is reduced to the extent necessary to enable the Company to meet its target.  If the Company has met its annual financial goal, then actual bonus awards for executive officers are determined based on the executive officers’ respective bonus targets and an evaluation by the Committee (and in the case of senior executives also by the CEO) of the extent to which work plan goals were achieved.  In addition, if the Company meets certain “stretch” financial and work plan targets, bonus targets may be increased by as much as 100%.  The Committee reviews and approves the annual financial targets and the stretch work plan goals.  In determining the extent of the achievement of work plan goals, the Committee and the CEO evaluate the executive’s individual contribution to the corporate work plan.  For 2007, the Company achieved its “stretch” financial and work plan goals, and, accordingly, bonuses awarded to the Named Executive Officers were enhanced by up to 100%.

The Compensation Committee also authorized the award of annual incentive (i.e., bonus) awards to each of the Company’s Named Executive Officers (excluding Mr. Stiften who has announced his intention to retire from the Company by May 31, 2008, as previously disclosed) in respect of the year ending December 31, 2008.  These awards were granted as “Other Awards” under the Company’s 2000 Long-Term Incentive Plan, as amended (the “2000 LTIP”), and represent the maximum amount which may be earned by the executive based on the achievement of individual and corporate stretch financial and workplan goals.  The Compensation Committee may exercise discretion to reduce such bonuses based on Company performance, individual performance and other factors, but may in no event increase the amount of such bonuses beyond the maximum.  In addition, if certain threshold earnings per share targets are not met, then no such bonuses may be paid.

The following table sets forth the 2007 and 2008 base salary levels, along with the annual bonus awards for 2007 and the maximum annual bonus awards for 2008, for each of the Named Executive Officers:

		Annual Base Salary		Annual Bonus Award	Maximum Bonus Award
Name	Title	2007	2008	2007	2008
George Paz	President, CEO and Chairman	$920,000	$950,000	$2,124,000	$2,470,000
Edward J.Stiften	Executive Vice President & CFO	$445,000	$445,000	$697,600	N/A
Thomas M.Boudreau	Executive Vice President, Legal and Strategy, and General Counsel	$465,000	$500,000	$626,150	$875,000
Edward Ignaczak	Executive Vice President, Sales and Account Management	$350,000	$450,000	$456,890	$900,000

 Annual Long Term Incentive Awards

On February 20, 2008, the Compensation Committee approved awards of certain long term incentive compensation to each of the Named Executive Officers (other than Mr. Stiften).  The long term incentive compensation awards are comprised of a mix of performance shares, non-qualified stock options and restricted stock, granted under the 2000 LTIP, with values as follows:

Name	Title	Non-Qualified Stock Options (1)	Performance Shares	Shares of Restricted Stock
George Paz	President, CEO and Chairman	$2,680,000	36,732	26,237
Edward J.Stiften	Executive Vice President and CFO	N/A	N/A	N/A
Thomas M. Boudreau	Executive Vice President, Legal and Strategy, and General Counsel	$750,000	5,874	5,874
Edward Ignaczak	Executive Vice President, Sales and Account Management	$700,000	5,482	5,482

(1)  This number reflects the nominal value of the option grants, with the actual number of options granted to be determined on a basis consistant with a method used by the Company to value options for financial reporting purposes under FAS 123R, using the fair market value of the Company's stock on February 26, 2008.

Performance Shares.  The performance shares are settled in shares of the Company’s common stock (the “Stock”) on a share-for-share basis.  The number of shares of Stock to be delivered upon settlement of the performance shares is determined based upon the Company’s performance over a set period versus a peer group of companies selected by the Compensation Committee.

Specifically, the number of shares issued in settlement of the performance share awards will depend on where the Company’s performance for the period from January 1, 2008 through January 1, 2011 ranks in relation to the designated peer group in three equally-rated metrics:

•	compound annual shareholder return (price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends),
•	compound annual growth in earnings per share (basic earnings per share before extraordinary items and discontinued operations), and
•
average return on invested capital (income before extraordinary items (available for common stock) divided by total invested capital, which is the sum of total long-term debt, preferred stock, minority interest and total common equity).

In order for any shares to be issued under the performance share awards, the Company’s composite performance must rank in at least the 40th percentile in relation to its peer group.  Assuming the Company’s composite performance for the performance period is at the 40th percentile, the actual shares of Stock issued will equal 35% of the award targeted for the Named Executive Officer; at the 50th percentile, the actual shares of Stock issued will equal 100% of the award targeted for the Named Executive Officer; and at the 80th percentile, the actual shares of Stock issued will equal 250% of the award targeted for the Named Executive Officer, which is the maximum number of shares that can be awarded.  If the Company’s composite performance falls between these percentile rankings, the actual shares of Stock issued will be determined by interpolation.

Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of the Stock on the date the performance share awards are settled.

The awards provide for certain rights in the event of termination of employment as a result of death, disability, retirement or termination by the Company without cause (as defined), but terminate in the event of termination of employment for any other reason prior to the last day of the performance period.  Notwithstanding the foregoing, the awards provide that upon a change of control (as defined) prior to the last day of the performance period, participants who remain employed on the date of a change in control or who terminated earlier on account of death, disability or retirement will receive cash equal to the value of a portion of the Stock represented by the performance shares on the last trading day before the change in control, and that participants who were terminated earlier by the Company without cause will receive the cash value of the Stock represented by between 100% and 250% of the performance shares on the last trading day before the change in control.

The performance shares are subject to the terms of the 2000 LTIP and a Performance Share Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.2, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and are hereby incorporated herein by this reference.

Stock Options.  The non-qualified stock options (“options”) were granted with a specified exercise price of $63.84  per share, which was equal to the fair market value of the Stock on the date of grant.  As required under the Company’s Policy for Grant Approvals and for Establishing Grant Date for Equity Grants, the grant date for the options is February 26, 2008, the third trading date following the release of the Company’s 2007 financial results.  The options vest and become exercisable in equal amounts annually over a period of three years on the anniversary date of the grant, and expire on the seventh anniversary of their grant.  The actual value, if any, of the options will depend on the market value of the Stock on the date the options are exercised.

The options are subject to the terms and conditions of the 2000 LTIP as well as a Stock Option Award Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.3, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and each are hereby incorporated herein by this reference.

Restricted Stock.  The shares of restricted stock awarded to the Named Executive Officers are initially subject to restrictions which prohibit the sale or transfer of the restricted stock.  The restrictions on the restricted stock lapse as to one-third of each award annually on February 28, 2009, 2010, and 2011.  Holders are entitled to the same rights to dividends on and to vote shares of restricted stock as other shareholders.

The restricted stock awards are subject to the terms and conditions of the 2000 LTIP as well as a Restricted Stock Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.4, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and each are hereby incorporated herein by this reference.